Exhibit (g)3(a)

CUSTODIAN AGREEMENT

AGREEMENT made as of this 31st day of March 1997 between NORTHWESTERN MUTUAL SERIES FUND, INC. (“NMSF”) on behalf of each of the series of stock (the “Portfolios”) listed on Appendix A hereto (initially, International Equity Portfolio, Balanced Portfolio, Aggressive Growth Stock Portfolio, Growth Stock Portfolio, Select Bond Portfolio and High Yield Bond Portfolio) as the same may be amended from time to time, and BROWN BROTHERS HARRIMAN & CO. (the “Custodian”).

WITNESSETH

WHEREAS NMSF is organized as a Maryland corporation with one or more series of shares, and is an open-end management investment company registered with the Securities and Exchange Commission.

WHEREAS NMSF wishes to employ the Custodian and the Custodian has agreed to provide global custody, banking and related services to each Portfolio in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, NMSF and the Custodian agree as follows:

1. Appointment of Custodian. Upon the terms and conditions set forth in this Agreement, the Portfolios hereby appoint the Custodian as a custodian, and the Custodian hereby accepts such appointment. Each Portfolio shall deliver or shall cause to be delivered to the Custodian foreign cash, securities and other property (“Property”) owned by the Portfolio from time to time during the term of this Agreement. The Custodian shall be under no obligation to request or to require that any or all Property of a Portfolio be delivered to it, but the Custodian shall have no responsibility with respect to any Property not delivered to it.

Unless the context otherwise requires, all references in this Agreement to NMSF shall include each Portfolio.

2. Definitions.

In this Agreement, the following words shall, unless the context otherwise requires, have the following meanings:

(i)	“1940 Act” - the Investment Company Act of 1940 and the rules and regulations thereunder.

(ii)	“Advances” - shall have the meaning ascribed to it in Section 11 hereof.

(iii)	“Agency Accounts” - shall have the meaning ascribed to it in Section 5 hereof.

(iv)	“BBH Accounts” - shall have the meaning ascribed to it in Section 5 hereof.

(v)	“Book-Entry agent” - shall have the meaning ascribed to it in Section 4.1(b) hereof.

(vi)	“Derivative Instruments and Commodities” - any form of risk transfer contract in which a gain or loss is recognized from fluctuations in market price levels which include without limitation futures, forwards, options, swaps, swaptions, forward rate and forward exchange contracts, leverage or commodity related similar contracts and any other contract whether traded on or off an exchange.

(vii)	“Electronic Instructions” - shall have the meaning ascribed to it in Section 8.3 hereof

(viii)	“Electronic Reports” - shall have the meaning ascribed to it in Section 8.3 hereof

(ix)	“Force Majeure” - shall have the meaning ascribed to it in Section 10.4 hereof.

(x)	“Investments” - assets of a Portfolio other than Property which the Custodian may note on its records including without limitation Derivative Instruments and Commodities.

(xi)	“Liability” - shall have the meaning ascribed to it in Section 11 hereof.

(xii)	“Margin Account” - shall have the meaning ascribed to it in Section 4.2(d) hereof. (xiii) “Margin Agreement” - shall have the meaning ascribed to it in Section 4.2(d) hereof.

(xiv)	“Omnibus Accounts” - accounts established in the name of the Custodian on behalf of its customers in which assets on deposit with the Custodian by one or several customers may be deposited. Omnibus Accounts may be established for the purpose of holding cash or securities.

(xv)	“Proper Instructions” - any direction to take or not to take action in respect of Property or Investments (including cash) which the Custodian reasonably believes to be sent by an authorized person and to be genuine. Proper Instructions may be sent via the media set forth in Section 6 hereof or as otherwise agreed between the Custodian and the Portfolio.

(xvi)	“Property” - shall have the meaning ascribed to it in Section 1 hereof.

(xvii)	“Securities Accounts” - shall have the meaning ascribed to it in Section 4 hereof.

(xviii)	“Securities Depository” - a generally recognized book-entry system or clearing agency which acts as a securities depository in any country in which securities are maintained under this Agreement and with which the Custodian or Subcustodian may maintain securities or other investments owned by or held on behalf of the Portfolios as trustee for the Portfolios, pursuant to the provisions hereof. Securities Depository shall also include Euroclear and Cedel.

(xix)	“Segregated Accounts” - shall have the meaning ascribed to it in Section 4.2(d) hereof.

(xx)	“Subcustodian” - shall mean any subcustodian appointed pursuant to Section 7 of this Agreement.

(xxi)	“Voluntary Corporate Actions” - corporate actions which require an investment decision.

3. Representations, Warranties and Covenants of each Portfolio. Each Portfolio represents and warrants that the execution, delivery and performance by the Portfolio of this Agreement are within the Portfolio’s corporate, trust or other constitutive powers, have been duly authorized by all necessary corporate, trust or appropriate action under its constitutive documents, and do not contravene or constitute a default under any provision of applicable law or regulation or of the constitutive documents of the Portfolio or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Portfolio. Each Portfolio agrees to inform the Custodian reasonably promptly if any statement set forth in this Section 3 or elsewhere in this Agreement ceases to be true and correct. Each Portfolio shall safeguard and shall solely be responsible for the safekeeping of any testkeys, identification codes, other security devices or statements of account with which the Custodian provides it. If and when applicable, each Portfolio shall execute a license agreement governing its use of any electronic instruction system proprietary to the Custodian or an affiliate of the Custodian.

Each Portfolio hereby represents and warrants that it has disclosed, or will fully and adequately disclose, all investments risks, including without limitation those relating to the custody or servicing of foreign securities in the markets in which the Portfolio invests or intends to invests, to any participants, related parties, beneficial owners, shareholders or other persons who have property or contractual rights to or interests in the Property or other Investments which are the subject of this Custodian Agreement.

4. Securities Account. Each Portfolio hereby authorizes the Custodian to open and maintain, with itself or with Subcustodians, securities accounts in the name of each Portfolio (the “Securities Accounts”) and authorizes the Custodian to deposit or record, as the case may be, in such Securities Account each Portfolio’s Property delivered to and accepted by the Custodian, or such other Investments as the Portfolio requests the Custodian to record by notation only, in all cases to be managed by the Investment Adviser. The Custodian shall keep safely all property delivered to it. In the event of a loss of a Security due to the Custodian’s negligence, bad faith or willful malfeasance, the Custodian shall be responsible for either replacing the securities or for reimbursing the Portfolio the value of the securities. The Securities Account shall be maintained in the manner and on the terms set forth below. (All references in this Section to the Custodian shall include a Subcustodian, Securities Depository or any agent of the Custodian.)

4.1 Manner of Holding or Recording Securities and Other Investments -

(a) Securities Represented by Physical Certificates - Securities represented by share certificates or other instruments may be held in registered or bearer form (i) in the Custodian’s vault, (ii) in the vault of a Subcustodian or other agent of the Custodian, (iii) in an account maintained by the Custodian or a Subcustodian at a Securities Depository as herein defined, or (iv) as is customary market practice in the Custodian’s discretion in the country in which settlement is to occur or for the particular security in respect of which settlement is instructed.

Securities held at a Subcustodian will be held subject to the terms of the Subcustodian Agreement in effect between the Custodian and the Subcustodian. Such securities shall be held in an account which does not contain assets of the Custodian but may be held in Omnibus Accounts.

Securities held in a Securities Depository will be held subject to the agreement, rules, statement of terms and conditions or other document or conditions effective between the Custodian and the Securities Depository or the Subcustodian and the

Securities Depository. Such securities shall be held (i) in an account which contains only assets of the Custodian held as custodian if such account is maintained by the Custodian with the Securities Depository, or (ii) in an account which contains assets of the Subcustodian or other agent held as custodian if such account is maintained by the Subcustodian or other agent with the Securities Depository.

Registered securities of each Portfolio may be registered in the name of the Custodian, the Portfolio or a nominee of either of them and may be held in any manner set forth above, with or without any indication of fiduciary capacity, provided that securities are held in an account of the Custodian or a Subcustodian containing only assets of the Portfolio or only assets held by the Custodian as custodian for its customers.

(b) Securities Represented by Book-Entry - Securities represented by book-entry on the books of the issuer, a registrar, a clearing agency or other agent of the issuer (“Book-Entry Agent”) may be so held in an account of the Custodian or a Subcustodian or other Agent maintained with such Book-Entry Agent provided such account contains only assets of the Portfolio or only assets held as custodian for customers.

(c) Investments not Represented by Securities - At the specific request of a Portfolio, the Custodian may note on its records Investments owned by the Portfolio that are not represented by physical securities or by book-entry on the shareholder register of the issuer, including without limitation Derivative Instruments and Commodities. Each Portfolio acknowledges that such notation is for recordkeeping purposes only, that the Custodian may not be able to exercise control over such instruments and that such instruments may represent contractual rights of the Portfolio which the Custodian cannot enforce. The Portfolio shall be responsible for requesting that any statements applicable to such Investments, including brokerage statements, be sent to the Custodian.

4.2 Powers and Duties of the Custodian with Respect to the Securities Account - The Custodian shall have the following powers and duties with respect to the Securities Account:

(a) Purchases - Upon receipt of Proper Instructions, insofar as funds are available or as funds are otherwise provided by the Custodian at its discretion pursuant to Section 11 hereof for the purpose, to pay for and receive securities purchased for the account of a Portfolio, payment being made (i) upon receipt of the securities by the

Custodian, by a clearing corporation of a national securities exchange of which the Custodian or a Subcustodian is a member, or by a Securities Depository, or (ii) otherwise in accordance with (A) governmental regulations, (B) rules of Securities Depositories or other U.S. or foreign clearing agencies, (C) generally accepted trade practice in the applicable local market, (D) the terms of the instrument representing the security, or (E) the terms of Proper Instructions.

(b) Sales - Upon receipt of Proper Instructions, to make delivery of securities which have been sold for the account of a Portfolio (i) against payment therefore in cash, by check or by bank wire transfer; (ii) by credit to the account of the Custodian or Subcustodian with a clearing corporation of a securities exchange of which the Custodian or a Subcustodian is a member; (iii) by credit to the account of the Custodian or Subcustodian with a Securities Depository; or (iv) otherwise in accordance with (A) governmental regulations, (B) rules of Securities Depositories or other U.S. or foreign clearing agencies, (C) generally accepted trade practice in the applicable local market, (D) the terms of the instrument representing the security, or (E) the terms of Proper Instructions.

(c) Other transfers - To deliver Property of a Portfolio to a Subcustodian, another custodian or another third party as necessary to effect transactions authorized by Proper Instructions, and upon receipt of Proper Instructions, to make such other disposition of Property of the Portfolio in a manner other than or for purposes other than as enumerated elsewhere in this Agreement, provided that the instructions relating to such disposition shall state the amount of Property to be delivered and the name of the person or persons to whom delivery is to be made.

(d) Futures; Options; Segregated Accounts - Upon the receipt of Proper Instructions and the execution of any agreements relating to margin in respect of a Derivative Instrument or Commodity (“Margin Agreements”), to establish and maintain on its books a segregated account or accounts for and on behalf of any Portfolio, into which account or accounts may be transferred cash and/or securities of the Portfolio in accordance with the terms of such Margin Agreements and any Proper Instructions (“Segregated Accounts”).

Upon receipt of Proper Instructions or upon receipt of instructions given pursuant to any Margin Agreement, or pursuant to the terms of such Agreement, the Custodian shall (i) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the purchase or sale of such Derivative Instruments or Commodities by the Portfolio; (ii) deposit and maintain, pursuant to a Margin Agreement, in a segregated account, either physically or by book-entry in a Securities Depository, for the benefit of any futures commission merchant (“Margin Account”), or pay pursuant to Proper Instructions to such futures commission merchant, securities, cash or other assets designated by the Portfolio as initial, maintenance or variation “margin” deposits or other collateral intended to secure the Portfolio’s performance of its obligations under the terms of any Derivative Instruments and Commodities, in accordance with the provisions of any Margin Agreement relating thereto; and (iii) pay, release and/or transfer securities, cash or other assets into or out of such Margin Accounts only in accordance with any such agreement. The Custodian shall not be responsible for the sufficiency of assets held in any segregated account established in compliance with applicable margin maintenance requirements or for the performance of the other terms of any agreement relating to a Derivative Instrument or Commodity.

Notwithstanding anything in this Agreement to the contrary, the Portfolio agrees that the Custodian’s responsibility for any Derivative Instruments and Commodities shall be limited to the exercise of reasonable care with respect to any confirmations or other documents evidencing the purchase or sale of such Derivative Instrument by the Portfolio which the Custodian receives.

(e) Stock Lending - Upon receipt of Proper Instructions, to deliver securities of a Portfolio, in connection with loans of securities by the Portfolio, to the borrower thereof prior to receipt of the collateral, if any, for such borrowing.

(f) Non-discretionary details - Without the necessity of express authorization from a Portfolio, (1) to attend to all nondiscretionary details in connection with the sale, exchange, substitution, purchase, transfer or other dealings with securities, funds or other property of the Portfolio held by the Custodian except as otherwise directed from time to time by the Directors or Trustees of the Portfolio, and (2) to make payments to itself or others for minor expenses of handling securities or other similar items relating to the Custodian’s duties under this Agreement, provided that all such payments shall be accounted for to the Portfolio.

4.4 Corporate Actions - Unless the Custodian receives timely Proper Instructions to the contrary, the Custodian will perform or will cause the Subcustodian to perform the following:

(i) exchange securities held by it for the account of a Portfolio for other securities in connection with any reorganization, recapitalization, split-up of shares, change of par value, conversion or other event relating to the securities or the issuer of such securities, and shall deposit any such securities in accordance with the terms of any reorganization or protective plan;

(ii) surrender securities in temporary form for definitive securities; surrender securities for transfer into the name of the Custodian, the Portfolio or a nominee of either of them, as permitted by Section 4.1(a); and surrender securities for a different number of certificates or instruments representing the same number of shares or same principal amount of indebtedness;

(iii) deliver warrants, puts, calls, rights or similar securities to the issuer or trustee thereof, or to the agent of such issuer or trustee, for the purpose of exercise or sale, and deposit securities upon invitations for tenders thereof;

(iv) take all necessary action, unless otherwise directed to the contrary in Proper Instructions, to comply with the terms of all mandatory or compulsory exchanges, calls, tenders, redemptions, or similar rights of security ownership, and shall promptly notify the Portfolio of such action, and collect all stock dividends, rights and other items of like nature;

(v) collect amounts due and payable to a Portfolio with respect to portfolio securities of the Portfolio, and promptly credit to the account of the Portfolio all income and other payments relating to portfolio securities and other assets held by the Custodian hereunder upon Custodian’s receipt of such income or payments or as otherwise agreed in writing by the Custodian and the Portfolio, provided that the Custodian shall not be responsible for the collection of amounts due and payable with respect to portfolio securities that are in default;

(vi) endorse and deliver any instruments required to effect collection of any amount due and payable to a Portfolio with respect to securities; execute ownership and other certificates and affidavits on the Portfolio’s behalf for all federal, state and foreign tax purposes in connection with receipt of income, capital gains or other payments with respect to portfolio securities and other assets of the Portfolio, or in connection with the purchase, sale or transfer of such securities or other assets; and file any certificates or other affidavits for the refund or reclaim of foreign taxes paid;

(vii) deliver to a Portfolio all forms of proxies, all notices of meetings, and any other notices or announcements affecting or relating to securities owned by the Portfolio that are received by the Custodian, any Subcustodian, or any nominee of either of them, and, upon receipt of Proper Instructions, the Custodian shall execute and deliver, or cause such Subcustodian or nominee to execute and deliver, such proxies or other authorizations as may be required. Except as directed pursuant to Proper Instructions, neither the Custodian nor any Subcustodian or nominee shall vote upon any such securities, or execute any proxy to vote thereon, or give any consent or take any other action with respect thereto.

It is agreed that, in the fulfillment of its duties set forth above, (i) the Custodian shall be responsible for sending to the Portfolio all information pertaining to the relevant terms of a corporate action which it in fact receives, and (ii) the Custodian shall not be responsible for incorrect information it receives, or information it has not received, from industry-accepted third-party securities information vendors.

Notwithstanding any provision of this Agreement to the contrary, with respect to portfolio securities registered in so-called street name, the Custodian shall use reasonable efforts to collect cash or share entitlements due and payable to the Portfolio but shall not be responsible for its inability to collect such cash or share entitlements.

The Custodian shall only be responsible for acting on the instructions of a Portfolio in respect of any Voluntary Corporate Action provided the Custodian has received a Proper Instruction requesting such action in reasonable time prior to expiration of such action to ensure that Custodian has sufficient time to take such action. The deadline for the acceptance of such instruction may be set forth by the Custodian in its communication of the terms of such action to the Portfolio and shall take into consideration delays which occur due to (i) the involvement of a Subcustodian, Agent, Securities Depository or other intermediary; (ii) differences in time zones; or (iii) other factors particular to a given market, exchange or issuer.

Any advance credit of cash or shares expected to be received as a result of any corporate event shall be subject to actual collection and may, when the Custodian deems such collection unlikely, be reversed by the Custodian upon written notice to a Portfolio. As used herein, an “advance credit of cash or shares” shall mean any credit of cash or shares to any account maintained hereunder prior to actual receipt and collection of such cash or shares in anticipation of a distribution expected to be received in the future.

5. Cash Accounts. Subject to the terms and conditions set forth in this Section 5, each Portfolio hereby authorizes the Custodian to open and maintain, with itself or with Subcustodians, cash accounts in the name of each Portfolio in United States Dollars and in such other currencies as the Portfolio shall from time to time request or as are in the Custodian’s discretion required in order for the Custodian to carry out the terms of this Agreement. The Custodian shall make payments from or deposits to any of said accounts upon its receipt of Proper Instructions from a Portfolio providing sufficient details to effect such transaction.

Cash accounts opened on the books of the Custodian (“BBH Accounts”) shall be opened in the name of each Portfolio. Subject always to the provisions of Section 10 hereof, the Custodian shall be principally liable for repayment of any and all deposits carried on its books as principal, whether denominated in United States Dollars or in other currencies.

Cash accounts opened on the books of Subcustodians appointed pursuant to Section 7 hereof may be opened in the name of a Portfolio or the Custodian or in the name of the Custodian for its customers generally (“Agency Accounts”). Such deposits shall be treated as portfolio securities, and accordingly the Custodian shall be responsible for the exercise of reasonable care in respect of the administration of such Agency Accounts but shall not be liable for their repayment in the event the Subcustodian fails to make repayment (including in the event of the Subcustodian’s bankruptcy or insolvency.) Both BBH Accounts and Agency Accounts shall have the benefit of the provisions of Section 10 of this Agreement.

Each Portfolio bears all risks of holding or transacting in any currency. Any credit made to any Agency or BBH Account shall be provisional and may be reversed by the Custodian in the event such payment is not actually collected.

The Custodian shall not be liable for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may delay or affect the transferability, convertibility, or availability of any currency in the country (i) in which such BBH or Agency Accounts are maintained or (ii) in which such currency is issued, and in no event shall the Custodian be obligated to make payment of a deposit denominated in a currency during the period during which its transferability, convertibility or availability has been affected by any such law, regulation or event. Without limiting the generality of the foregoing, neither the Custodian nor any Subcustodian shall be required to repay any deposit made at a foreign branch of either the Custodian or Subcustodian if such branch cannot repay the deposit due to (i) an act of war, insurrection or civil strife; or (ii) an action by a foreign government or instrumentality, whether de jure or de facto, in the country in which the branch is located preventing such repayment, unless the Custodian or such Subcustodian expressly agrees in writing to repay the deposit under such circumstances.

All currency transactions in any account opened pursuant to this Agreement are subject to exchange control regulations of the United States and of the country where such currency is the lawful currency or where the account is maintained. Any taxes, costs, charges or fees imposed on the convertibility of a currency held by the Portfolio shall be for the account of the Portfolio.

In the event a delay is caused by the negligence or willful misconduct of the Custodian in carrying out a Proper Instruction to transfer cash, the Custodian shall be liable to a Portfolio for interest to be calculated at the rate customarily paid by the Custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer would have been effected until the day it is in fact effected. The Custodian shall not be liable for delays in carrying out such instructions to transfer cash which are not due to the Custodian’s own negligence or willful misconduct.

5.1 Foreign Exchange Transactions - The Custodian shall, pursuant to Proper Instructions, settle foreign exchange contracts or options to purchase and sell foreign currencies for spot and future delivery on behalf and for the account of each Portfolio with such currency brokers or banking institutions, including Subcustodians, as the Portfolio may direct pursuant to Proper Instructions. The Custodian shall be responsible for the transmission of cash and instructions to and from the currency broker or banking institution with which the contract or option is made, the safekeeping of all certificates and other documents and agreements evidencing or relating to such foreign exchange transactions as the Custodian may receive. In connection with such transactions, the Custodian is authorized to make free outgoing payments of cash in the form of U. S. Dollars or foreign currency without receiving confirmation of a foreign exchange contract or option or confirmation that the countervalue currency completing the foreign exchange contract has been delivered or received or that the option has been delivered or received. The Portfolio accepts full responsibility for its use of third-party foreign exchange dealers and for execution of said foreign exchange contracts and options and understands that a Portfolio shall be responsible for any and all costs and interest charges which may be incurred by the Portfolio or the Custodian as a result of the failure or delay of third parties to deliver foreign exchange.

Foreign exchange transactions (including without limitation contracts, futures, options, and options on futures) other than those executed with the Custodian as principal, but including those executed with Subcustodians, shall be deemed to be portfolio securities of a Portfolio and accordingly the Custodian shall only be responsible for delivering or receiving currency in respect of such contracts pursuant to Proper Instructions subject to the fourth paragraph of this Section 5. The Custodian shall not be responsible for the failure of any counterparty in such agency transaction to perform its obligations thereunder.

Alternatively, such transactions may be undertaken by the Custodian as principal, if instructed by a Portfolio which instructions may be in the form of a standing instruction.

The obligations of the Custodian in respect of all foreign exchange transactions shall be contingent on the free, unencumbered transferability of the currency transacted on the actual settlement date of the transaction.

In the event a delay is caused by the negligence or willful misconduct of the Custodian in carrying out a Proper Instruction to transfer cash, the Custodian shall be liable to a Portfolio for interest to be calculated at the rate customarily paid by the Custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer would have been effected until the day it is in fact effected. The Custodian shall not be liable for delays in carrying out such instructions to transfer cash which are not due to the Custodian’s own negligence or willful misconduct.

6. Proper Instructions. Proper Instructions shall include, in the following order of the preferred method of giving such instructions, authenticated electromechanical communications including direct electronic transmissions, authenticated SWIFT and tested telex; a written request signed by two or more authorized persons as set forth below; telefax transmissions; oral instructions, including telephone; and such other methods of communicating Proper Instructions as the parties hereto may from time to time agree. Each of the first four methods of communicating Proper Instructions is described and defined below and may from time to time be described and defined in written operating memoranda between the Custodian and the Portfolio. The Custodian is hereby authorized to act on instructions sent via any of the foregoing methods from any director, employee or officer of the Portfolio or from the investment manager or other agent as the Portfolio shall from time to time instruct.

Authenticated electro-mechanical communications shall include communications effected directly between electromechanical or electronic devices or systems, including authenticated SWIFT and tested telex transmissions, and other forms of communications involving or between such electro-mechanical or electronic devices or systems as the parties may from time to time agree upon in writing. In the event media other than tested telex transmissions are agreed upon, the Custodian may in its discretion require that the Portfolio and the Custodian enter into certain operating memoranda which shall set forth the media through which such Proper Instructions shall be transmitted and the data which must be included in such Proper Instructions in order for such instructions to be complete. Once such operating memoranda shall have been instituted, the Portfolio shall be responsible for sending instructions which meet the requirements set forth in such operating memoranda and the Custodian shall only be responsible for acting on instructions which meet such requirements. The Custodian shall not be liable for damages of any kind, including direct or consequential losses resulting from technical failures or communications system failures of any kind in respect of instructions sent or attempted to be sent via electromechanical or electronic communications.

A written request signed by two or more authorized persons shall include a written request, direction, instruction or certification signed or initialed on behalf of the Portfolio by two or more persons as the Directors shall have from time to time authorized, or by such other written procedure as the Custodian and the Portfolio shall from time to time agree in writing. Those persons authorized to give Proper Instructions may be identified by the Directors by name, title or position and will include at least one officer empowered by the Directors to name other individuals or entities who are authorized to give Proper Instructions on behalf of the Portfolio (including any of its directors, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Proper Instructions on behalf of the Portfolio to the Custodian).

Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the Persons referred to in the preceding paragraph and will be considered Proper Instructions if the Custodian believes them to have been given by a person authorized to give such instructions with respect to the transaction involved.

With respect to telefax transmissions, the Portfolio and the Custodian hereby acknowledge that receipt of legible instructions cannot be assured, and that the Custodian cannot verify that authorized signatures on telefax instructions are original or properly affixed. Accordingly, the Custodian shall not be responsible for losses or expenses incurred through actions taken in reliance on inaccurately stated, illegible or unauthorized telefax instructions.

Oral instructions will be confirmed by authenticated electro-mechanical communications or written instructions in the manner set forth above, but the lack of such confirmation shall in no way affect any action taken by the Custodian in reliance upon such oral instructions. The Portfolio hereby authorizes the Custodian to tape record any and all telephonic or other oral instructions given to the Custodian by or on behalf of the Portfolio (including any of its directors, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Proper Instructions on behalf of the Portfolio to the Custodian).

Proper Instructions may relate to specific transactions or to types or classes of transactions, and may be in the form of standing instructions.

The Custodian shall not be responsible for its failure to act on any instruction received from the Portfolio which the Custodian in good faith believes does not meet the requirements set forth herein.

The Portfolio hereby authorizes the Custodian to act on instructions received from an Investment Adviser authorized pursuant to this Section, provided the Custodian reasonably believes such instruction to have been sent by an authorized person at the Investment Adviser or by tested telex, SWIFT or other electronic devices or systems to which the Custodian and the Portfolio or the Investment Adviser have agreed, such instructions to be deemed proper instructions under this Section 6. Such instructions shall be deemed Proper Instructions and accordingly shall have the benefit of the indemnification provision of Section 10.2 hereof.

7. Authority to Appoint Subcustodians and Agents and to Utilize Securities Depositories. Subject to the provisions hereinafter set forth in this Section 7, the Portfolio hereby authorizes the Custodian to utilize Securities Depositories to act on behalf of the Portfolio or to appoint from time to time Subcustodians.

The Custodian may deposit and/or maintain Property of the Portfolio in any Securities Depository abroad provided such System meets the requirements of an “eligible foreign custodian” under Section 17(f) of the 1940 Act and the rules and regulations thereunder or which by order of the Securities and Exchange Commission is exempted therefrom. The Custodian may deposit and/or maintain, either directly or through one or more agents appointed by the Custodian, Property of the Portfolio in any Securities Depository in the United States, including The Depository Trust Company, provided such Depository meets applicable requirements of the Federal Reserve Bank or of the Securities and Exchange Commission. Notwithstanding anything in this Agreement to the contrary, any Property held in a Securities Depository, whether or not the Custodian is a direct participant or member, will be held subject to the rules, regulations, operating memoranda or other conditions of participation in such System.

The Custodian may, at any time and from time to time, appoint any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Portfolio as a subcustodian for purposes of holding Property of the Portfolio in the United States. Additionally, the Custodian may, at any time and from time to time, appoint (i) any bank, trust company or other entity meeting the requirements of an “eligible foreign custodian” under Section 17(f) of the 1940 Act and the rules and regulations thereunder or by order of the Securities and Exchange Commission exempted therefrom, or (ii) any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Portfolio as a subcustodian for purposes of holding Property of the Portfolio outside the United States. Any bank appointed pursuant to the foregoing provisions shall be a Subcustodian.

Prior to the appointment of any Subcustodian for purposes of holding Property of a Portfolio outside the United States, the Custodian shall have obtained written confirmation of the approval of the Board of Directors of NMSF with respect to (i) the identity of a Subcustodian, (ii) the country or countries in which, and the Securities Depositories, if any, through which, any proposed Subcustodian is authorized to hold Property of the Portfolio, and (iii) the subcustodian agreement which shall govern such appointment. Each such duly approved Subcustodian and the countries where and Securities Depositories through which they may hold Property of the Customer shall be listed in an Appendix (initially, Appendix C for the International Equity Portfolio, Appendix D for the Balanced Portfolio, Appendix E for the Aggressive Growth Stock Portfolio, Appendix F for the Growth Stock Portfolio, Appendix G for the Select Bond Portfolio and Appendix H for the High Yield Bond Portfolio) attached hereto as the same may from time to time be amended. The Custodian may, at any time in its discretion, remove any Subcustodian that has been appointed as such but will promptly notify the Portfolio of any such action.

The Portfolio shall be responsible for informing the Custodian sufficiently in advance of a proposed investment which is to be held in a country in which no Subcustodian is authorized to act in order that the Custodian shall have sufficient time to establish a subcustodial arrangement in accordance herewith. In the event, however, the Custodian is unable to establish such arrangements prior to the time such investment is to be acquired, the Custodian is authorized to designate at its discretion a local safekeeping agent, and the use of such local safekeeping agent shall be at the sole risk of the Portfolio, and accordingly the Custodian shall be responsible to the Portfolio for the actions of such agent if and only to the extent the Custodian shall have recovered from such agent for any damages caused the Portfolio by such agent.

With respect to securities and funds held by a Subcustodian, either directly or indirectly (including by a Securities Depository or clearing agency), notwithstanding any provisions of this Agreement to the contrary, payment for securities purchased and delivery of securities sold may be made prior to receipt of securities or payment, respectively, and securities or payment may be received in a form, in accordance with governmental regulations, rules of securities depositories and clearing agencies, or generally accepted trade practice in the applicable local market.

In the event the Custodian receives a claim from a Subcustodian under the indemnification provisions of any subcustodian agreement, the Custodian shall promptly give written notice to the Portfolio of such claim. No more than thirty days after written notice to the Portfolio of the Custodian’s intention to make such payment, the Portfolio will reimburse the Custodian the amount of such payment except in respect of any negligence or misconduct of the Custodian.

8. Reporting; Records. The Custodian shall have and perform the following duties with respect to recordkeeping.

8.1 Records - The Custodian shall create, maintain and retain such records relating to its activities and obligations under this Agreement as will enable the Custodian to comply with its obligations hereunder and as are customarily maintained by a professional custodian.

8.2 Access to Records - The books and records maintained by the Custodian pursuant to this Section 8 shall at reasonable times during the Custodian’s regular business hours be open to inspections and audit by the Auditors and by employees and agents of the Portfolio provided that all such individuals shall observe all security requirements of the Custodian applicable to its own employees having access to similar records and such rules as may be reasonably imposed by the Custodian.

8.3 Electronic Records and Communications - The Custodian may make any of its records available to the Portfolio via electronic reporting which may include without limitation on-line software systems (“Electronic Reports”). The Portfolio understands that such Electronic Reports may include data provided to the Custodian by outside sources which may not have been independently verified by the Custodian and is subject to change. Accordingly, the Custodian shall not be liable for inaccuracies, errors or incomplete information furnished by such sources.

The Custodian may also make available to the Portfolio certain software to be used to initiate payment and securities transfer instructions, affirm brokerage transactions reported through the Institutional Delivery System or initiate other transaction instructions for the Custodian’s processing (“Electronic Instructions”).

The Portfolio agrees that it shall be responsible for protecting and maintaining the confidentiality and security of any codes assigned in respect of the Portfolio’s access to such Electronic Reports or Electronic Instructions and that any instructions received through such system using the client code assigned to the Portfolio shall be deemed to have originated from the Portfolio and to be Proper Instructions.

The Custodian shall not be responsible for information added to, changed or omitted by electronic programming malfunction, unauthorized access or other failure of such systems unless such actions are the direct result of the Custodian’s negligence, bad faith or willful malfeasance.

8.4 Review of Records - The Portfolio agrees to examine all records howsoever produced or transmitted promptly upon receipt thereof and to notify the Custodian promptly of any discrepancy or error therein. Unless the Portfolio delivers written notice of any such discrepancy or error to the Custodian within a reasonable period of time after its receipt thereof, such records shall be deemed true and accurate.

8.5 Appointment as Recordkeeping and Net Asset Value Calculation Agent - The Custodian is hereby appointed recordkeeping and net asset value calculation agent for the International Equity Portfolio only, responsible for creating, maintaining and retaining such records relating to its obligations under this Agreement as are required under the 1940 Act (including Section 31 thereof and Rules 31 a-l and 31 a-2 thereunder). All such records will be the property of the Portfolio.

The Custodian shall compute and determine the net asset value per share of the Portfolio as of the close of business on the New York Stock Exchange on each day on which such Exchange is open, unless otherwise directed by Proper Instructions. Such computation and determination shall be made in accordance with (1) the provisions of NMSF’s Certificate of Incorporation and By-Laws, as they may from time to time be amended and delivered to the Custodian, (2) the votes of the Board of Directors of the Portfolio at the time in force and applicable, as they may from time to time be delivered to the Custodian, and (3) Proper Instructions. On each day that the Custodian shall compute the net asset value per share of the Portfolio, the Custodian shall provide the Portfolio with written reports which permit the Portfolio to verify that portfolio transactions have been recorded in accordance with the Portfolio’s instructions and are reconciled with the Portfolio’s trading records.

In computing the net asset value, the Custodian may rely upon any information furnished by Proper Instructions, including without limitation any information (1) as to accrual of liabilities of the Portfolio and as to liabilities of the Portfolio not appearing on the books of account kept by the Custodian, (2) as to the existence, status and proper treatment of reserves, if any, authorized by the Portfolio, (3) as to the sources of quotations to be used in computing the net asset value, including those listed in Appendix B, (4) as to the fair value to be assigned to any securities or other property for which price quotations are not readily available, and (5) as to the sources of information with respect to “corporate actions” affecting portfolio securities of the Portfolio, including those listed in Appendix B. (Information as to “corporate actions” shall include information as to dividends, distributions, stock splits, stock dividends, rights offerings, conversions, exchanges, recapitalizations, mergers, redemptions, calls, maturity dates and similar transactions, including the ex- and record dates and the amounts or other terms thereof.)

In like manner, the Custodian shall compute and determine the net asset value as of such other times as the Board of Directors of the Portfolio from time to time may reasonably request.

Notwithstanding any other provisions of this Agreement, including Section 10.1, the following provisions shall apply with respect to the Custodian’s foregoing responsibilities in this Section 8.5: The Custodian shall be held to the exercise of reasonable care in computing and determining net asset value as provided in this Section 5.4, but shall not be held accountable or liable for any losses, damages or expenses the Portfolio or any shareholder or former shareholder of the Portfolio or any other person may suffer or incur arising from or based upon errors or delays in the determination of such net asset value unless such error or delay was due to the Custodian’s negligence or reckless or willful misconduct in determination of such net asset value. (The parties hereto acknowledge, however, that the Custodian’s causing an error or delay in the determination of net asset value may, but does not in and of itself, constitute negligence or reckless or willful misconduct.) In no event shall the Custodian be liable or responsible to the Portfolio, any present or former shareholder of the Portfolio or any other person for any error or delay which continued or was undetected after the date of an audit performed by the certified public accountants employed by the Portfolio if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit. The Custodian’s liability for any such negligence or reckless or willful misconduct which results in an error in determination of such net asset value shall be limited to the direct, out-of-pocket loss the Portfolio, shareholder or former shareholder shall actually incur, measured by the difference between the actual and the erroneously computed net asset value, and any expenses the Portfolio shall incur in connection with correcting the records of the Portfolio affected by such error (including charges made by the Portfolio’s registrar and transfer agent for making such corrections) or communicating with shareholders or former shareholders of the Portfolio affected by such error.

Without limiting the foregoing, the Custodian shall not be held accountable or liable to the Portfolio, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (1) the Custodian’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Portfolio or (2) any errors in the computation of the net asset value based upon or arising out of quotations or information as to corporate actions if received by the Custodian either (i) from a source which the Custodian was authorized pursuant to the third paragraph of this Section 8.5 to rely upon, or (ii) from a source which in the Custodian’s reasonable judgment was as reliable a source for such quotations or information as the sources authorized pursuant to that paragraph. Nevertheless, the Custodian will use its best judgment in determining whether to verify through other sources any information it has received as to quotations or corporate actions if the Custodian has reason to believe that any such information might be incorrect.

In the event of any error or delay in the determination of such net asset value for which the Custodian may be liable, the Portfolio and the Custodian will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Portfolio or its present or former shareholders, in order that the Custodian’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. Such actions might include the Portfolio or the Custodian taking reasonable steps to collect from any shareholder or former shareholder who has received any overpayment upon redemption of shares such overpaid amount or to collect from any shareholder who has underpaid upon a purchase of shares the amount of such underpayment or to reduce the number of shares issued to such shareholder. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Custodian, the Portfolio and the Custodian will consider such relevant factors as the amount of the loss involved, the Portfolio’s desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Portfolio might be induced to absorb a portion of the loss incurred.

9. Responsibility of Custodian. In carrying out the provisions of this Agreement, the Custodian shall be held to the exercise of reasonable care, provided that the Custodian shall not thereby be required to take any action which is in contravention of any law, rule or regulation or any order of any court of competent jurisdiction. As used in this Agreement, “reasonable care” shall mean the level of care which a professional custodian providing custody services to institutional investors would provide in light of the circumstances and events which reasonably influence its performance in the market where the securities are held or the transaction is effected, including without limitation local market practices relating to securities settlement and safekeeping, and “negligence” shall mean the failure to exercise reasonable care as herein defined. The Custodian shall, subject to the provisions set forth in Sections 9 and 10 hereof, be responsible to the Portfolio for any direct losses, costs or expenses which the Portfolio incurs by reason of the Custodian’s negligence, bad faith or willful malfeasance.

With respect to securities and funds held by a Subcustodian, either directly or indirectly (including by a Securities Depository or foreign clearing agency), including demand and interest bearing deposits, currencies or other deposits and foreign exchange contracts as referred to herein, the Custodian shall be liable to the Portfolio if and only to the extent that such Subcustodian is liable to the Custodian and the Custodian recovers under the applicable subcustodian agreement.

With respect to the securities, cash and other Property of the Portfolio held by a Securities Depository utilized by the Custodian or any Subcustodian or any agent of the Custodian, the Custodian shall not be liable for the acts and omissions of such Securities Depository, provided however that the Custodian shall be liable to the Portfolio only for any direct loss or damage to the Portfolio resulting from use of the Securities Depository if caused by the negligence, bad faith or willful malfeasance of the Custodian.

10. Limitations to Custodian’s responsibility.

10.1 Liability in General - Except as otherwise provided in this Agreement, the Custodian shall be responsible for loss or damage which the Portfolio may incur by reason of the Custodian’s failure to meet the standard of care set forth herein, provided always that such loss or damage shall be limited to direct damages incurred by the Portfolio without taking into account special circumstances, and provided further that the Custodian shall in no event be liable for losses arising from indirect or consequential damages or from loss of goodwill, even if the Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

10.2 Liability of the Custodian with Respect to Proper Instructions; Evidence of Authority; Etc. - The Custodian shall not be liable for, and shall be indemnified by the Portfolio for losses or damages incurred or assessed against the Custodian as a result of, any action taken or omitted in reliance upon Proper Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine.

The Custodian shall be entitled, at the expense of the Portfolio, to receive and act upon advice of (a) its own counsel or counsel which it selects, (b) counsel for the Portfolio, or (c) such other counsel as the Portfolio and the Custodian may agree upon, with respect to all matters. The Custodian shall be without liability for any action taken or omitted pursuant to such advice.

10.3 Title to securities, fraudulent securities - So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement.

10.4 Force Majeure - Notwithstanding any other provision contained herein, the Custodian shall not be liable for any action taken, or for any failure to take any action required to be taken hereunder or otherwise for its failure to fulfill its obligations hereunder (including without limitation the failure to receive or deliver securities or the failure to receive or make any payment) in the event and to the extent that the taking of such action or such failure arises out of or is caused by civil commotion, act of God, accident, fire, water damage, explosion, mechanical breakdown, computer or system failure or other equipment failure, malfunction or failure caused by computer virus, failure or malfunctioning of any communications medium for whatever reason, interruption (whether partial or total) of power supplies or other utility service, strike or other stoppage (whether partial or total) of labor, market conditions which prevent the orderly execution of securities transactions or affect the value of Property, any law, decree, regulation or order of any government or governmental body, de facto or de jure (including any court or tribunal), or any other cause whatsoever (whether similar or dissimilar to the foregoing) beyond its control or the control of its Subcustodian or other agent (collectively, “Force Majeure”).

10.5 Sovereign Risk - Without limiting the generality of the foregoing Section 10.4, the Custodian shall not be liable for any losses resulting from a Sovereign Risk. As used herein, a Sovereign Risk shall mean any loss, cost, delay or other effect directly or indirectly arising from any acts of war, terrorism, riot or insurrection; the imposition of exchange control restrictions; confiscation, expropriation or nationalization of any property including without limitation cash, cash equivalents, securities or the assets of any issuer of securities by any governmental or quasi-governmental authority (including without limitation those authorities which are judicial, legislative, executive, military or religious in nature), whether de facto or de jure; or any other political risk (whether similar or dissimilar to the foregoing) incurred in respect of the country in which the issuer of such securities is organized or in which such securities are held or such payments are held or effected.

10.6 Foreign Currency Risks - The Portfolio bears all risks of holding or transacting in any currency. Without limiting the generality of the foregoing, the Portfolio bears all risks that rules or procedures imposed by Securities Depositories, exchange controls, asset freezes or other laws or regulations shall prohibit or impose burdens on or costs relating to the transfer of, by or for the account of the Portfolio securities, cash or currency held outside the United States or denominated in a currency other than U. S. dollars or on the conversion of any currency so held. The Custodian shall in no event be obligated to substitute another currency (including U.S. dollars) for a currency whose transferability, convertibility or availability has been affected by any such law, regulation, rule or procedure.

10.7 Investment Risks not assumed by Custodian - The Custodian shall have no liability in respect of any loss, damage or expense suffered by the Portfolio, insofar as such loss, damage or expense arises from commercial or other investment risks inherent in investing in capital markets or of holding securities in a particular jurisdiction or country including without limitation: (i) political, legal, economic, settlement and custody infrastructure, exchange rate and currency risks; (ii) investment and repatriation restrictions; (iii) the Portfolio’s or Custodian’s inability to protect and enforce any local legal rights including rights of title and beneficial ownership; (iv) corruption and crime in the local market; (v) unreliable information which emanates from the local market; (vi) volatility of banking and financial systems and infrastructure; (vii) bankruptcy and insolvency risks of any and all local banking agents, counterparties to cash and securities transactions or registrars or transfer agents; and (viii) risk of issuer insolvency or default.

10.8 Investment Limitations - In performing its duties generally, and more particularly in connection with the purchase, sale and exchange of securities made by or for the Portfolio, the

Custodian may assume unless and until notified in writing to the contrary that Proper Instructions received by it are not in conflict with or in any way contrary to any provisions of NMSF’s Certificate of Incorporation or By-Laws or votes or proceedings of the shareholders or Directors of the Portfolio. The Custodian shall in no event be liable to the Portfolio and shall be indemnified by the Portfolio for any violation which occurs in the course of carrying out instructions given by the Portfolio or any Investment Adviser of any investment limitations to which the Portfolio is subject or other limitations with respect to the Portfolio’s powers to make expenditures, encumber securities, borrow or take similar actions affecting the Portfolio.

10.9 Foreign Ownership Limitations - The Portfolio shall be responsible for monitoring foreign ownership limitations in any markets in which it invests.

10.10 Restricted Securities - The Custodian shall only be responsible for notifying the Portfolio of any restrictions on the transfer of securities held in the Securities Account of which the Custodian is in fact aware. In no event shall the Custodian be responsible for the inability of a Portfolio to sell or transfer restricted securities if such inability is the result of the terms of the security itself, actions of the issuer, its Board, its Counsel or other representative (including without limitation its registrar), or limitations due to laws, regulations or other applicable rules. The Custodian shall only be responsible for passing on information on those corporate actions in respect of restricted securities which it in fact receives.

10.11 Market Information - The Custodian may in its discretion make market information available to the Portfolio. This service is for informational purposes only and is not to be construed as a recommendation to buy or sell a particular security, to invest or not to invest in a particular country, or to take any action whatsoever. Although information reported therein is believed to be accurate, the Custodian cannot guarantee its accuracy or completeness. The Portfolio accordingly acknowledges that the Custodian provides market information on a best efforts basis and recognizes its responsibility to consult with its own independent sources before making any investment or other decisions.

11. Advances and Security for Advances. In the event that the Custodian is directed by Proper Instructions to make any payment or transfer of funds from any BBH or Agency Account on behalf of any Portfolio for which there would be, at the close of business on the date of such payment or transfer, whether known at that time or subsequently determined, insufficient funds held by the Custodian or any Subcustodian, Securities Depository, or otherwise on behalf of the

Portfolio, or if the Custodian or any nominee thereof shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement (collectively a “Liability”), the Custodian may, in its discretion without further Proper Instructions, provide or authorize an advance (“Advance”) for the account of the Portfolio in an amount sufficient to satisfy such liability or to allow the completion of the transaction by reason of which such payment or transfer of funds is to be made. Any Advance shall be payable on demand made by the Custodian, unless otherwise agreed by the Portfolio and the Custodian, and shall accrue interest from the date of the Advance to the date of payment by the Portfolio at a rate agreed upon from time to time by the Custodian and the Portfolio or otherwise at the rate the Custodian customarily charges on loans to customers. It is understood that any transaction in respect of which the Custodian shall have made an Advance, including but not limited to a foreign exchange contract or transaction in respect of which the Custodian is not acting as a principal, is for the account of and at the risk of the Portfolio, and not, by reason of such Advance, deemed to be a transaction undertaken by the Custodian for its own account and risk. If the Custodian shall make or authorize any Advance to the Portfolio, then in such event any property at any time held for the account of the Portfolio by the Custodian, a Subcustodian, a Securities Depository or otherwise (“Collateral”) shall be security for such Liability or for such Advance and the interest thereon, and if the Portfolio shall fail to pay such Advance or interest when due or shall fail to reimburse or indemnify the Custodian promptly in respect of a Liability, the Custodian shall be entitled to utilize available cash and to dispose of the Portfolio’s property, including securities and balances in any BBH or Agency Account, to the extent necessary (which shall include the right to sell or assign securities or otherwise assign its security interest to third parties) to obtain repayment, reimbursement or indemnification.

For purposes of this Section 11, all such Collateral shall be treated as investment securities pursuant to revised Articles 8 and 9 of the Uniform Commercial Code, whether such Articles have in fact been adopted in the jurisdiction in which the securities are held or the Advance is granted. Accordingly, with respect to any Collateral, the Custodian shall have the rights and benefits of a secured creditor and of a securities intermediary under the Uniform Commercial Code as heretofore revised.

Deposits maintained in Agency Accounts and BBH Accounts (including all accounts denominated in any currency) shall collectively constitute a single and indivisible current account with respect to the Portfolio’s obligations to the Custodian or Subcustodian hereunder. Accordingly, balances in all such Agency and BBH Accounts shall at all times be available for satisfaction of the Portfolio’s obligations under this Agreement to the Custodian or any of its Subcustodians or agents including without limitation any Advances incurred pursuant to this Section.

12. Compensation. The Portfolio shall pay the Custodian a custody fee based on such fee schedule as may from time to time be agreed upon in writing by the Custodian and the Portfolio. Such fee, together with all out-of-pocket expenses for which the Custodian is to be reimbursed, shall be billed to the Portfolio and be paid by cash or wire transfer to the Custodian.

13. Termination. This Agreement shall continue in full force and effect until terminated by either party by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing. In the event of termination the Custodian shall be entitled to receive prior to delivery of the securities, funds and other Property held by it all accrued fees and unreimbursed expenses and all Advances and Liabilities, upon receipt by the Portfolio of a statement setting forth such fees, expenses, Advances and Liabilities.

In the event of the appointment of a successor custodian, it is agreed that the funds and securities owned by the Portfolio and held by the Custodian or any Subcustodian shall be delivered to the successor custodian, and the Custodian agrees to cooperate with the Portfolio in execution of documents and performance of other actions necessary or desirable in order to substitute the successor custodian for the Custodian under this Agreement.

14. Miscellaneous. The following miscellaneous provisions shall govern the relationship between the parties –

14.1. Execution of Documents. Etc. -

(a) Actions by the Portfolio - Upon request, the Portfolio shall execute and deliver to the Custodian such proxies, powers of attorney or other instruments as may be reasonable and necessary or desirable in connection with the performance by the Custodian or any Subcustodian of their respective obligations to the Portfolio under this Agreement or any applicable subcustodian agreement with respect to the Portfolio.

(b) Actions by Custodian - Upon receipt of Proper Instructions, the Custodian shall execute and deliver to the trustee or to such other parties as the Portfolio may designate in such Proper Instructions, all such documents, instruments or agreements as may be reasonable and necessary or desirable in order to effectuate any of the transactions contemplated hereby.

14.2. Entire Agreement - This Agreement constitutes the entire understanding and agreement of the Portfolio, on the one hand, and the Custodian, on the other, with respect to the subject matter hereof and accordingly, supersedes as of the effective date of this Agreement any custodian agreement or other oral or written agreements heretofore in effect between the Portfolio and the Custodian with respect to custody of the Portfolio’s Property.

14.3. Waivers and Amendments - No provision of this Agreement may be waived, amended or terminated except by a statement in writing signed by the party against which enforcement of such waiver, amendment or termination is sought; provided however any appendix or addendum to this Agreement may be added or amended from time to time by the Portfolio’s execution and delivery to the Custodian of such appendix or addendum, in which case the terms thereof shall take effect immediately upon execution by the Custodian or otherwise as set forth in this Agreement.

14.4. Interpretation - In connection with the operation of this Agreement, the Custodian and the Portfolio may agree in writing from time to time on such provisions interpretative of or in addition to the provisions of this Agreement with respect to the Portfolio as may be consistent with the general tenor of this Agreement. No interpretative or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

14.5. Captions - Headings contained in this Agreement, which are included as convenient references only, shall have no bearing upon the interpretation of the terms of the Agreement or the obligations of the parties hereto.

14.6. Governing Law - The provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to principles of conflicts of law. The parties hereto irrevocably consent to the exclusive jurisdiction of the courts of the State of New York located in New York City in the borough of Manhattan.

14.7 Notices - Except in the case of Proper Instructions, notices and other writings contemplated by this Agreement shall be delivered by hand or by facsimile transmission (provided that in the case of delivery by facsimile transmission, notice shall also be mailed postage prepaid) to the parties at the following addresses:

(a)	If to the Portfolio:

[Portfolio Name]

Northwestern Mutual Series Fund, Inc.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attn: Investment Accounting

(b)	If to the Custodian:

Brown Brothers Harriman & Co.

40 Water Street

Boston, Massachusetts 02109

Attn: Manager, Securities Department

Telephone (617) 772-1330

Telefax: (617) 772-2263

or to such other address as the Portfolio or the Custodian may have designated in writing to the other.

14.8. Assignment - This Agreement shall be binding on and shall inure to the benefit of each Portfolio severally and the Custodian and their respective successors and assigns, provided that neither the Custodian nor the Portfolio may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

14.9. Counterparts - This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. With respect to the Portfolio, this Agreement shall become effective when one or more counterparts have been signed and delivered by NMSF and the Custodian.

14.10. Confidentiality; Survival of Obligations - The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any bank examiner of the Custodian or any Subcustodian, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation. The provisions of this Agreement and any other rights or obligations incurred or accrued by any party hereto prior to termination of this Agreement shall survive any termination of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf on the day and year first above written.

NORTHWESTERN MUTUAL SERIES FUND, INC.		BROWN BROTHERS HARRIMAN & CO.

By	/s/ MARK G. DOLL	By	/s/ DOUGLAS A. DONAHUE
	Name: Mark G. Doll		Name: Douglas A. Donahue
	Title: Vice President and Treasurer		Title: Partner

APPENDIX A

to the

CUSTODIAN AGREEMENT

Between

NORTHWESTERN MUTUAL SERIES FUND, INC.

And

BROWN BROTHERS HARRIMAN & CO.

The Custodian Agreement dated March 31, 1997 between Northwestern Mutual Series Fund, Inc. and Brown Brothers Harriman & Co. shall henceforward have effect in respect of the following Portfolios:

International Equity Portfolio

Aggressive Growth Stock Portfolio

Balanced Portfolio

Growth Stock Portfolio

High Yield Bond Portfolio

Select Bond Portfolio

NORTHWESTERN MUTUAL SERIES FUNDS, INC.

By	/s/ MARK G. DOLL
Name: Mark G. Doll
Title: Vice President and Treasurer
Date:

APPENDIX B

to the

CUSTODIAN AGREEMENT

Between

NORTHWESTERN MUTUAL SERIES FUND, INC.

And

BROWN BROTHERS HARRIMAN & CO.

The following authorized sources are to be used for pricing and foreign exchange quotations, corporate actions, dividends and rights offerings:

AUTHORIZED SOURCES

Bloomberg

Extel (London)

Fund Managers or Investment Advisers

Interactive Data Corporation

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JJ Kenny

NORTHWESTERN MUTUAL SERIES FUND, INC.

By	/s/ MARK G. DOLL
Name: Mark G. Doll
Title: Vice President and Treasurer
Date:

31